UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2012

UNSEEN SOLAR, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54392	27-1662208
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

505 Camino Elevado
Bonita, CA 91902
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (619) 247-9630

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement.

                    On August 30, 2012, Unseen Solar, Inc., a Delaware corporation (the “Company”), entered into a stock purchase agreement (the “Agreement”) with Western Water Consultants, Inc., a California corporation (“Western”) and the shareholders of Western (“Selling Shareholders”). The Agreement contains customary representations, warranties, and conditions to closing. The following description of the terms and conditions of the Agreement and the transactions contemplated thereunder that are material to the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference into this Item 1.01.

                    Issuance of Common Stock. At the closing of the transactions contemplated by the Agreement, the Company will purchase from the Selling Shareholders (the “Purchase”) all of the issued and outstanding shares of capital stock of Western in exchange for the issuance to the Selling Shareholders of 4,500,000 shares of common stock of the Company (the “Consideration Stock”). In accordance with the terms of the Agreement, the Consideration Stock shall represent no less than 60% of the issued and outstanding common stock of the Company.

                    Change in Management and Directors. As a condition to closing the Purchase, it is anticipated that Mr. Martin Pastoriza Ramos will resign as the Company’s sole director and as the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary and Treasurer. Effective upon the resignation of Mr. Ramos, it is anticipated that Craig S. McMillan and Steve W. Roussin will be appointed as members of the Company’s Board of Directors. In addition, it is expected that Mr. McMillan will be appointed as the Company’s new Chief Executive Officer and Secretary and Mr. Roussin will be appointed as the Company’s new President and Chief Financial Officer. Mr. McMillan and Mr. Roussin are currently the officers and directors of Western, and they are each Selling Shareholders.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

2.1	Stock Purchase Agreement, dated August 30, 2012

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNSEEN SOLAR, INC.

Date: September 5, 2012	By:	/s/ Martin Pastoriza Ramos
Name: Martin Pastoriza Ramos
Title: Chief Executive Officer